Exhibit 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR THIRD QUARTER 2010
     SAN RAMON, Calif., October 12, 2010 — Chevron Corporation (NYSE:CVX) today reported in its interim update that earnings for the third quarter 2010 are expected to be lower than in the second quarter. Non-cash foreign currency effects due to the weakening of the U.S. dollar are expected to reduce earnings approximately $400 million for the full quarter, primarily in the International Upstream business segment. Higher expenses and lower crude oil realizations are expected to further reduce Upstream earnings.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the third quarter 2010. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on October 29, 2010. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the third quarter 2010 versus full second quarter 2010 results.
UPSTREAM
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2009		2010
						3Q thru	3Q thru
		3Q	4Q	1Q	2Q	Aug	Sep
U.S. Upstream
Net Production:
Liquids	MBD	509	518	505	488	480	n/a
Natural Gas	MMCFD	1,420	1,402	1,378	1,317	1,267	n/a
Total Oil-Equivalent	MBOED	745	751	734	708	692	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	68.14	76.03	78.85	77.91	76.60	76.18
Avg. Midway Sunset Posted Price	$/Bbl	60.06	68.17	71.57	70.07	70.01	69.80
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	3.40	4.16	5.30	4.09	4.75	4.39
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	3.10	4.28	5.46	4.05	4.45	4.13
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	2.57	3.83	5.03	3.53	3.80	3.40

Average Realizations:
Crude	$/Bbl	63.28	70.28	73.32	74.16	72.23	n/a
Liquids	$/Bbl	60.20	67.42	70.53	70.69	68.74	n/a
Natural Gas	$/MCF	3.28	4.23	5.29	4.01	4.33	n/a

International Upstream
Net Production:
Liquids	MBD	1,326	1,365	1,375	1,377	1,356	n/a
Natural Gas	MMCFD	3,475	3,652	3,723	3,699	3,791	n/a
Canada — Synthetic Oil	MBD	27	25	23	16	27	n/a
Venezuela Affiliate — Synthetic Oil	MBD	24	28	30	29	27	n/a
Total Oil Equivalent — incl. Synthetic Oil	MBOED	1,957	2,027	2,049	2,038	2,041	n/a

Pricing:
Avg. Brent Spot Price [1]	$/Bbl	68.15	74.53	76.36	78.24	76.38	76.86

Average Realizations:
Liquids	$/Bbl	61.90	68.42	70.05	71.44	68.92	n/a
Natural Gas	$/MCF	3.92	4.15	4.61	4.40	4.84	n/a

[1]	The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average.
     Total U.S. net oil-equivalent production during the first two months of the third quarter decreased 16,000 barrels per day compared to the second quarter average, reflecting small declines across multiple assets. International net oil-equivalent production rose slightly compared with the second quarter 2010, an increase of 3,000 barrels per day, reflecting increased production after second quarter planned maintenance in Kazakhstan and Canada, largely offset by third quarter planned maintenance in Europe.
     U.S. crude oil realizations decreased $1.93 per barrel to $72.23 during the first two months of the third quarter. International liquids realizations also declined during the same period, to $68.92 per barrel. U.S. and International natural gas realizations increased slightly during the first two months of the third quarter to $4.33 and $4.84 per thousand cubic feet, respectively.
     Additionally, U.S. Upstream earnings are expected to reflect higher expenses associated with the Gulf of Mexico moratorium. International Upstream earnings are expected to be negatively impacted by foreign
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currency effects, several discrete non-recurring items of approximately $200 million in aggregate and higher exploration expenses.
DOWNSTREAM
     The table that follows includes industry benchmark indicators for refining, marketing and chemicals margins. Actual margins realized by the company will differ due to crude and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2009		2010
						3Q thru	3Q thru
		3Q	4Q	1Q	2Q	Aug	Sep
Downstream

Market Indicators:	$/Bbl

Refining Margins
U.S. West Coast — Blended 5-3-1-1		16.13	11.83	13.04	16.30	18.13	16.95
U.S. Gulf Coast — Maya 5-3-1-1		12.54	11.56	16.82	21.65	17.40	17.24
Singapore — Dubai 3-1-1-1		4.54	2.46	6.38	4.97	6.20	5.65
N.W. Europe — Brent 3-1-1-1		4.23	3.59	5.07	5.41	4.44	4.32

Marketing Margins
U.S. West — Weighted DTW to Spot		8.96	7.71	6.87	6.12	6.21	5.87
U.S. East — Houston Mogas Rack to Spot		3.47	3.18	3.18	3.84	3.93	3.97
Asia-Pacific / Middle East / Africa		4.04	4.37	5.29	5.71	6.55	n/a

Actual Volumes:
U.S. Refinery Input	MBD	879	856	889	917	903	n/a
Int’l Refinery Input	MBD	985	975	992	954	1,036	n/a
U.S. Branded Mogas Sales	MBD	623	595	581	605	583	n/a

Chemicals (Source: CMAI )	Cents/lb
Ethylene Industry Cash Margin		8.45	7.96	17.97	19.59	11.68	12.13
HDPE Industry Contract Sales Margin		27.65	22.34	17.19	24.51	26.64	27.75
Styrene Industry Contract Sales Margin		11.52	11.09	10.23	12.28	9.74	10.06
Note: Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public domain and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     For the full third quarter, worldwide refining, marketing and chemical indicator margins were mixed.
     During the first two months of the third quarter, daily U.S. refinery crude-input volumes decreased 14,000 barrels due to maintenance activities across multiple refineries. Outside the United States, refinery crude-input volumes were up 82,000 barrels per day, following planned maintenance completed in the second quarter.
     Downstream earnings in the third quarter are expected to also be negatively impacted by unfavorable foreign currency effects, as well as mark-to-market effects on open derivative contracts tied to underlying physical positions.
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ALL OTHER
     The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $350 million. Due to foreign currency effects and the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range.
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NOTICE
Chevron’s discussion of third quarter 2010 earnings with security analysts will take place on Friday, October 29, 2010, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 through 32 of the company’s 2009 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.